Exhibit 10.1

DISTRIBUTION

AND MARKETING SERVICES AGREEMENT

THE DISTRIBUTION AND MARKETING SERVICES AGREEMENT (“Agreement”) dated as of April 30, 2013 is by and between Millennium Medical Devices LLC, a New York limited liability company (“Distributor”), and Atossa Genetics Inc. a Delaware corporation (“Atossa”). Distributor and Atossa are referred to as a “Party” or the “Parties.”

RECITALS

WHEREAS, Atossa manufacturers and sells patented, FDA-cleared Class II medical devices consisting of a hand-held pump (the “Pump”), and specimen collection kit (the “Collection Kit”) which are sold separately or together along with related components such as fixative, packaging, instructions, etc. (collectively, the “ForeCYTE Products”);

WHEREAS, Atossa, through its wholly-owned CUA-certified laboratory, the National Reference Laboratory for Breast Health, Inc. (the “NRLBH”), performs the ForeCYTE Breast Health Test (the “ForeCYTE Test”) on the patient specimens submitted to the NRLBH with the Collection Kits (the “Lab Testing”) for physician practices and clinics and other purchasers of laboratory testing services;

WHEREAS, Distributor is a medical device distribution company performing certain marketing and distribution services in the New York City and Northern New Jersey area (the “Territory”) for physicians practicing in a managed care network (the “Distributor Customers”);

WHEREAS, Atossa wishes to engage Distributor to distribute, promote and market ForeCYTE Products, as more fully described in Section 1 and Exhibit A hereto (the “Services”), and Distributor is willing to provide those Services in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

I.	ENGAGEMENT OF THE SERVICES.

A.           Engagement of Distributor. Atossa hereby appoints Distributor as an authorized non-exclusive representative to use its best commercial efforts to distribute market and promote the ForeCYTE Products to Distributor Customers in the Territory and the Distributor hereby accepts such appointment.

B.           Scope of Services. Distributor shall render the Services identified in the attached Exhibit A on behalf of Atossa to the current and future Distributor Customers. Distributor shall use best commercial efforts to distribute, market and promote the ForeCYTE Products to Distributor Customers in the Territory and (a) exercise the highest degree of professionalism in the furnishing of the Services, (b) be responsible to provide the infrastructure and personnel through which it shall furnish the Services at its sole expense, and (c) perform the Services in a timely and professional manner consistent with similarly situated distributors and marketing consultants. Except as provided in Section III.D, Distributor shall not sub-contract or otherwise delegate its obligations under this Agreement, without Atossa’s prior written consent. Distributor shall not, directly or through others, distribute, market or promote products and services that are competitive, directly or indirectly, with services and products provided by Atossa or the NRLBH.

C.           Legal Compliance. The manner and means by which Distributor performs its Services for Atossa shall be in Distributor’s sole discretion and control, subject to this Agreement, applicable law and in compliance with all related Federal and state regulations, ethical business practices and Atossa’s regulatory compliance policies, including those set forth in the attached Exhibit B.

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D.           Distributor Service Performance. On or before the fifth business day of each month, Distributor shall provide a written report to Atossa covering activity for the prior month, in the form set forth in Exhibit C (the “Performance Report”). If the Distributor fails, to perform the Services required by this Agreement, taking into account the most recent Performance Report provided to Atossa, then Atossa shall notify Distributor in writing of such nonperformance including reasonable detail and the dates of nonperformance (a “Service Deficiency”).

II.	COMPENSATION FOR SERVICES.

A.           Fixed Monthly Service Fee. In consideration for the provision by Distributor of the Services hereunder, Atossa shall pay Distributor a fixed fee as set forth in the attached Exhibit D (each, a “Monthly Service Fee”), which shall be paid by Atossa within 30 days of the end of the month for which the Monthly Service Fee applies. Payments not received by Distributor within 30 days from due date shall be subject to a 2% per ·month interest charge for all amounts past due. Atossa shall not be obligated to pay the Monthly Service Fee if Distributor is in breach of this Agreement or if there is a Service Deficiency (the “Suspended Service Fee”). If a Service Deficiency is remedied during the term of this Agreement then Atossa shall be obligated to pay the related Suspended Service Fee within 30 days of such determination. If this Agreement is terminated for cause Atossa shall pay Distributor the Monthly Service Fee owing, other than any Suspended Service Fees, for all Services performed by Distributor prior to and including the effective date of termination.

B.           Compliance with Law. It is the intention of the Parties that the Monthly Service Fee shall at all times be in compliance with all applicable laws, rules, regulations, policies and interpretations and shall not exceed the fair market value for the Services provided by Distributor hereunder, and shall not be determined in a manner that takes into account the volume or value of any referrals or business that otherwise may be generated by either Party for which payment may be made in whole or in part under the Federal Health Care Programs. The term “Federal Health Care Programs” is used herein as it is defined in 42 U.S.C. 1320a-7b(f), and includes any Plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded Directly, in whole or in part, by the United States Government (e.g., Medicare, Medicaid, TRICARE). If either Party determines at any time or is reliably informed by governmental authorities that the compensation arrangements or other terms set forth herein violate or are likely to be determined by a governmental authority to violate such laws, rules, regulations, policies or interpretations, the Parties agree to meet immediately and in good faith to amend this Agreement so as to eliminate such concern or violation and to bring this Agreement into compliance with the foregoing. Any such amendment shall, within lawful guidelines, have the same aggregate economic effect upon the Parties.

C.           Renewal. The Parties agree that they shall have the right at the commencement of any Renewal Term, as provided in Section V.A hereof, to review the Monthly Service Fee set forth in Exhibit D and to make a mutually agreeable adjustment to the Monthly Service Fee, so long as the Monthly Service Fee as adjusted is consistent with fair market value.

III.	DISTRIBUTION OF FORECYTE PRODUCTS.

A.           Purchase and Distribution of ForeCYTE Products. Distributor shall purchase the ForeCYTE Products only from Atossa and shall at all times maintain sufficient inventory of the ForeCYTE Products to timely satisfy orders from Distributor Customers. Distributor shall from time to time place orders for the ForeCYTE products using a form of purchase order reasonably acceptable to Atossa subject to the following:

1.            Purchase Terms. All sales of the ForeCYTE Products to the Distributor shall be at the price set forth on Exhibit C, subject to updating by Atossa with advance notice to Distributor. Sales to Distributor shall be FOB Distributor, which shall be payable net 30 days from invoice date subject to a 2% per month interest charge for all amounts past due. Each order of ForeCYTE Products shall have a total invoice price to the Distributor of not less than $50,000.

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2.            Forecasts. Distributor shall on or before the first business day of each month provide a 90 day rolling forecast of its good faith reasonable estimate of its expected purchasing quantities and delivery dates in the upcoming 90 days, which must include the minimum quantities set forth on Exhibit C. This 90 day rolling forecast shall not be binding on the Distributor but Atossa shall not be responsible for filling any orders placed for ForeCYTE Products that exceed the quantities or don’t conform with the expected delivery dates set forth in any such 90 day forecast delivered to Atossa.

3.            Minimum Purchases. Exhibit C sets forth the minimum quantity of ForeCYTE Products that must be purchased by Distributor on or before the dates and at the prices set forth in Exhibit C.

4.            Supply Shortages. Supply of ForeCYTE Products may be disrupted from time to time because of regulatory issues, shortages of raw materials or components or for other reasons beyond the reasonable control of Atossa and in event of such disruption Atossa shall promptly notify the Distributor in writing as soon as practicable of such disruption and provide the estimated time to recommence supply of ForeCYTE Products. The minimum purchases set forth on Exhibit C shall be reduced by the amount of any such shortages.

B.           Exclusivity; Customer Conflicts. The Distributor acknowledges that Atossa distributes the ForeCYTE Products directly and through others in the Territory and that others have been granted rights to sell the ForeCYTE Products nationally including to Distributor Customers. If instructed to do so by Atossa, the Distributor shall refrain from promoting, marketing or distributing the ForeCYTE Products to any potential customers if Atossa is notified the Distributor that the particular customer has already purchased the ForeCYTE Products from another distributor.

1.            Exclusivity. Subject to the above, the Distributor may obtain exclusive rights to sell ForeCYTE Products to certain Distributor Customers as follows: If a Distributor Customer has purchased ForeCYTE Products from the Distributor in the prior 90 days and if the Distributor Customer has provided Collection Kits to the NLRBH for completion of the ForeCYTE Test then the Distributor shall inform Atossa in writing of the name and location of such Distributor customer. Distributor shall update such l ist of such Distributor Customers on a monthly basis and provide a copy of such list to Atossa on or before the fifth business day of each month, with such list being certified as being true and correct by an executive officer of Distributor (the customers on such list, as updated, are referred to as “Distributor ForeCYTE Customers”). Such Distributor ForeCYTE Customers shall be exclusive to Distributor and Atossa shall not distribute ForeCYTE Products directly or through others to such Distributor ForeCYTE Customers. During the Term of this Agreement, Distributor ForeCYTE Customers that contact Atossa for ForeCYTE Products shall be referred to Distributor for order fulfillment.

2.            Customer Conflicts. Distributor shall have the right to inform Atossa in writing from time to time of the names and locations of potential Distributor Customers that Distributor has established a relationship with and believes in good faith will purchase ForeCYTE Products from Distributor within the next 90 days. The Parties acknowledge that it would create confusion and not be in the best interest of physician’s and. patients if multiple sales representatives are soliciting such same potential customers. Accordingly, during this 90-day period Atossa shall not solicit such customers to purchase the ForeCYTE Products from anyone other than · the Distributor.

3.            Ethical Obligations. Notwithstanding anything in this Agreement to the contrary no customer shall be considered a Distributor ForeCYTE Customer if such customer is not satisfied with the service provided by Distributor and the Parties acknowledge and agree that nothing in this Agreement shall limit the ethical obligation of the NRLBH and its licensed physicians from providing medically useful services to patients including the ForeCYTE Test.

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C.           Sales Materials. Atossa shall make available to the Distributor brochures, product literature, training materials and labeling which may be copied, but not altered in anyway, by Distributor and utilized to distribute market and promote the ForeCYTE Products. The Distributor shall use only such sales materials as are provided by Atossa or those materials that are otherwise approved in writing in advance by Atossa. All use by the Distributor of the name “Forecyte,” “Atossa,” “National Reference Laboratory for Breast Health” or any other name or mark that is copyrighted, trademarked or service-marked by Atossa shall be subject to the prior written approval of Atossa. Upon any termination of this Agreement, the Distributor shall immediately cease the use of all such names and marks and shall return to Atossa any supplies, samples, brochures, product literature, training materials and other materials bearing such names or marks.

D.           Authorized Sub-contractors and Sub-distributors. Distributor may delegate or assign some or all of its duties envisioned by this Agreement hereunder to its qualified employees and independent Representatives and other personnel engaged and/or employed by Distributor (“Distributor Representatives”), provided that:

1.            Such representatives shall not be health care professionals or persons in a similar position who might be capable of exerting undue influence on a Distributor Customer or its patients.

2.            Atossa retains the right, at its sole discretion, to revoke permission for Distributor to allow any of Distributor’s independent contractors or employees to take actions in furtherance of the Distributor’s duties under this Agreement, only if a breach of this agreement or ethical issues are exposed.

3.            Distributor must require its contractors, sub-distributors and/or employees to be bound by the terms and conditions of this Agreement relating to Distributor, all in a document reasonably satisfactory to Atossa. Atossa retains the right to inspect and/or require modifications to Distributor’s agreements with its independent contractors and sub-distributors and/or employees at any time.

4.            Distributor shall remain liable as a principal and not as surety for all of its obligations hereunder.

5.            Distributor shall indemnify, defend and hold harmless Atossa and its employees, shareholders, officers, directors, agents and other affiliates, to the fullest extent permitted by law, against any and all claims, actions, demands, losses, costs, expenses, damages and claims of any kind whatsoever which Atossa may sustain or incur, including reasonable legal fees and costs, as a result of or arising from Distributor’s failure to fulfill its obligations or perform its duties with respect to its employees, contactors, shareholders, officers, directors, agents, sub-distributors, and other affiliates of Distributor. Said indemnification by Distributor shall include its negligent, willful or intentional action, and/or omission.

E.      Lab Testing. Consistent with good laboratory practices and applicable clinical and molecular laboratory laws Atossa shall perform the ForeCYTE Test at the NRLBH for the Collection Kits submitted by the Distributor ForeCYTE Customers. Distributor acknowledges that Atossa owns U.S. patents and patent applications on the ForeCYTE Test and ForeCYTE Products and that those patents prohibit others from performing laboratory services on specimens collected with the Pump and the Collection Kits. Distributor shall not cause, directly or indirectly, any Collection Kits to be provided to any laboratory other than the NRLBH.

F.      Atossa as Provider of the ForeCYTE Testing. Atossa shall have ultimate discretion regarding the acceptance by Atossa of requests for the ForeCYTE Test. ln exercising such discretion, Atossa shall take into consideration such factors as it deems relevant, including but not limited to whether it has the necessary licenses to deliver the ForeCYTE Test in the locations served by Distributor, and the necessary billing or provider numbers to bill and be paid for such services by third party payers, and other relevant factors such as the n umber and mix of ForeCYTE Tests requested by or at a given location. Atossa may require Distributor Customers to execute such typical and customary forms of agreement as applicable to Atossa’s customers generally, including forms and formats for ordering testing and for submitting billing information.

G.     Training. During the first 60 days of the term of this Agreement, Atossa will provide Millennium’s sales personnel with training geared toward reasonably preparing such personnel to market and sell the ForeCYTE Products in a manner generally accepted for similar products in the industry.

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IV.	INDEPENDENT DISTRIBUTOR RELATIONSHIP.

Distributor’s relationship with Atossa will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, franchise, or employer-employee relationship. Distributor is not authorized to make any representation, contract, or commitment on behalf of Atossa not expressly authorized by Atossa. Distributor will not be entitled to any of the benefits that Atossa may make available to its employees, such as group insurance, profit sharing or retirement benefits. Distributor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Distributor’s performance of services and receipt of fees under this Agreement. Atossa will regularly report amounts paid to Distributor by filing Form 099-MlSC with the Internal Revenue Service as required by Jaw. Atossa will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions: or obtain worker’s compensation insurance on Distributor’s behalf. Distributor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Distributor, its agents or employees under this Agreement. Distributor hereby agrees to indemnify and defend Atossa against any and all such taxes or contributions, including penalties and interest.

V.	CONFIDENTIALITY.

A.     Confidentiality. The Parties acknowledge that the terms of this Agreement are confidential and will not be disclosed without the prior written consent of the non-disclosing Party except as may otherwise be required by law. Further, during the Term of this Agreement, and at all times following termination thereof, each Party shall keep strictly confidential all information which they obtain from the other Party during the Term, including, in particular, “Proprietary Information” and “Third Party Information,” as each of such terms is defined below. Neither Party shall use or disclose to any person, firm, or other entity or permit any person to examine, copy or duplicate any such confidential information furnished by one Party to the other, except as otherwise required by law. Upon the termination of this Agreement (irrespective of the reason or circumstances), unless otherwise agreed to in writing by the Parties, each Party will return to the other Party all such confidential information in its possession, as well as any copies or information derived there from. Without limiting any other provision herein, the provisions of this Section shall survive any termination or expiration of this Agreement. Furthermore, upon termination of this Agreement, unless otherwise agreed to in writing by the Parties, Atossa and Distributor shall immediately discontinue their use (if any) of the name or trademarks of the other (or developed for Atossa by Distributor) and shall immediately discontinue all representation s or statements from which it might be inferred that any relationship exists between Atossa and Distributor.

B.     Defined Terms. For purposes of this Agreement:

“Proprietary Information” includes, without limitation: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers and prospective customers; and (c) information regarding the skills and compensation of employees and Distributors. Notwithstanding the other provisions of this Agreement, Proprietary Information does not include (x) information that has been published or is otherwise readily available to the public other than by a breach of this Agreement; (y) information independently developed by personnel or agents of one Party having no access to the other Party’s Proprietary Information; or (z) information known to the receiving Party prior to its receipt from the disclosing Party.

“Third Party Information” means Proprietary Information received from a third party (i.e. a person or entity other than a Party to this Agreement). The Parties each understand that shall maintain the confidentiality of Third Party Information in accordance with the foregoing terms of this Section V.

C.     HIPAA Compliance. In connection with the provision of the Services provided hereunder, Distributor may have access to certain protected health information as defined by the Health Insurance Portability and Accountability Act of 1996 (“HlPAA”), as amended. Distributor agrees to execute and comply with the HIPAA Business Associate Agreement attached Exhibit F, which is hereby incorporated by reference. This Section V.C. shall survive the termination of this Agreement.

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D.           Ownership of Proprietary Information. Each Party acknowledges that all data, documents (whether in draft or final form), databases, storage media, files, electronic or otherwise, computers, equipment and accessories, pagers, personal digital assistants, telephones and other property containing or referring to Proprietary Information shall at all times be the exclusive property of the disclosing Party.

E.     Remedies. Atossa and Distributor acknowledge and agree that the agreements, covenants and undertakings contained in this Section V relate to matters which are of a special unique and extraordinary character and that a violation of the terms of this Article will cause irreparable injury to the other Party, the amount of which may be extremely difficult, if not impossible, to estimate or determine and may not be adequately compensated by monetary damages. Therefore, Atossa and Distributor agree that either Party shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by the other Party or such other persons, as the court will order. The rights and remedies provided by this Section V are cumulative and will be in addition to any other rights and remedies which either Party may have at Jaw or equity.

VI.	TERMINATION.

A.    Term. Unless terminated by either Party in accordance with the terms of this Section VI, the initial term of this Agreement shall be three (3) (the “Initial Term”). Further, this Agreement will automatically renew for additional one (1) year terms (each, a “Renewal Term”), unless terminated by either Party upon ninety (90) days’ prior written notice prior to the expiration of the Initial Term or the then-applicable Renewal Term. The Initial Term and the Renewal Term are sometimes referred to in this Agreement together as the “Term.” Within the agreement timeline if Distributor enters a new market, the Parties may mutually agree on an amended marketing fee schedule will be added to the terms of this Agreement.

B.    Termination. Following the one-year anniversary of the Effective Date, either Party may terminate this Agreement at any time upon thirty (30) days’ prior written notice to other Party. Further, either Party may terminate this Agreement upon a material breach of this Agreement by the other Party if such breach is not cured within thirty (30) days after written notice of said breach by the non-breaching Party to the Party in breach (the “Cure Period”).

C.    Termination Without Cause. Notwithstanding the above, Atossa may terminate this Agreement without “Cause” only upon providing Distributor with 18 months prior written notice of such termination. “Cause” shall mean a breach of this Agreement by Distributor.

D.    Return of Property. Upon termination of this Agreement or earlier if requested by the other Party, any and all notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof in any form, and any other material containing or disclosing any Third Party Information or Proprietary Information shall be returned to the Party that provided such information to the other Party under this Agreement. In the case of devices, Atossa shall reimburse Distributor for any and all reasonable, documented, out of pocket costs associated with the purchase, maintenance and logistics of the ForeCYTE Products returned.

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VII.	REPRESENTATIONS AND WARRANTIES; INSURANCE; INDEMNITY

A.           Compliance with Health Care Laws. The parties agree that at the time this Agreement is executed, the subject matter hereof is legal and enforceable. It is expressly recognized and understood by the parties hereto that the prohibitions of the federal Anti-kickback Statute and applicable state laws (the “Health Care Laws”) will affect the parties hereto except to the extent the parties otherwise fall within a safe harbor or other exception to such Health Care Laws; therefore, the parties agree that the terms and conditions of this Agreement must at all times comply with those exceptions. Specifically, it is intended that at all times hereunder that this Agreement and the parties’ business arrangement hereunder shall meet the requirements of the Personal Services and Management Contracts Safe Harbor to the federal Anti-kickback Statute (42 C.F.R. § 100l.952(d)). Accordingly, if either Party, in good faith, determines at any time or is reliably informed by governmental authorities that the Agreement violates or is likely to be determined by a third party to violate such laws, rules, regulations, policies or interpretations, this Agreement will be deemed to be automatically modified to comply with such law or regulation. The parties further agree to meet immediately upon such determination and in good faith to amend this Agreement so as to eliminate such concern or violation and to bring this Agreement into compliance with the foregoing. If the Agreement cannot be brought into compliance with such law or regulation, it shall be terminated.

B.           No Debarment/Exclusion. Each Party certifies to the other that neither it nor any of its employees and agents is excluded under 42 U.S.C. §I320(a)-7 from participation under any federal health care program for the provision of items or services for which payment may be made under a federal health care program; and (ii) no action has occurred or is pending or threatened against it or to its knowledge against any employee, Distributor or agent engaged to provide items or services that could result in such exclusion (collectively, “Exclusions/Adverse Actions”). During the term of this Agreement, Each Party agrees to notify the other Party in writing of any Exclusions/Adverse Actions within twenty-one (21) days of learning of any such Exclusions/Adverse Actions and provide the basis of the Exclusions/Adverse Actions. Each Party acknowledges that the exclusion of any of its personnel from participation in the Medicare or Medicaid programs shall result in his or her immediate removal from work under this Agreement. Each Party acknowledges and agrees that any unresolved Exclusions/Adverse Actions of or against it or any employee, agent or independent Distributor utilized, directly or indirectly, in the performance of this Agreement may serve as the basis for the immediate termination of this Agreement by the other Party.

C.           Insurance; Expenses. Each Party shall carry general liability and professional liability (if applicable) insurance covering liability for claims, causes of actions, actions, losses, liabilities, damages, and expenses arising out of, caused by or otherwise resulting from the negligence or otherwise wrongful acts or omissions of its employees and/or agents occurring while each is engaged in activities related to this Agreement. Said policies shall contain minimum limits of liability of one million dollars ($l,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, or as the Parties may otherwise mutually agree. All expenses incurred by either Party, including for marketing, training and promotional purposes, shall be the sole responsibility of the Party incurring such expenses.

D.           Atossa Indemnity. Atossa shall indemnify and hold Distributor harmless from any claims arising out of the ForeCYTE Products provided by Atossa from any third party, including government entities (including any fees, costs, including, without limitation, attorneys’ fees, expert witness fees and costs of court, and expenses associated with the defense against same), except to the extent such claims arise from the negligence or willful misconduct of Distributor, including any breach of this Agreement.

E.           Authority. Atossa represent s that it is a corporation duly organized under the laws of the State of Delaware and Distributor represents that it is a limited liability company organized under the laws of the State of New York. Each party represents that (i) it has all necessary corporate power to enter into this Agreement, (ii) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action, and (iii) this Agreement, once executed and delivered, shall be a legal, valid and binding obligation of the respective Party enforceable in accordance with their respective terms.

F.           Distributor Indemnity. Distributor shall indemnify and hold Atossa harmless from any claims arising out of the Services provided by Distributor from any third party, including government entities (including any fees, costs, including, without limitation, attorneys fees, expert witness fees and costs of court, and expenses associated with the defense against same), except to the extent such claims arise from the negligence or willful misconduct of Atossa, including any breach of this agreement.

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G.           Noninterference with Respective Businesses. The Parties further recognize that, in conjunction with Distributor ’s provision of services to Atossa, the Parties shall mutually benefit from their association with each respective Party’s goodwill with third parties in Distributor’s and Atossa’s respective marketplaces. In recognition of the Parties’ exchange of Proprietary information and Third Party Information and in recognition of each Party benefiting from the other Party’s goodwill in the marketplace, the Parties agree to the following continuing rights and obligations and restrictions:

H.           Nonsolicitation. During the Term of this Agreement and for a period of two (2) years following its termination by either Party for any reason, neither Party shall solicit, recruit, hire, induce or interfere in any manner with the other Party’s relationship with any employee or independent Distributor of the other Party as of the termination date of this Agreement.

I.     Goodwill. Each Party agrees that the goodwill and reputation of the other Party are essential and should not be impaired at any time. Neither Party nor its agents shall communicate or cause or encourage others to communicate with any person in a manner which: (i) disparages the other Party or its respective affiliates, directors, officers, employees, representatives, agents, business partners, sub distributors, distributors, suppliers, or the products or services of any of the foregoing; or (ii) adversely affects, disrupts or interferes with the other Party’s reputation, goodwill, business relationships, business plans, litigation, claims, business arrangements or agreements; or (iii) causes economic harm to the other Party.

VIII.	MISCELLANEOUS.

A.           Severability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, a court of competent jurisdiction may reform any provision found invalid, illegal, or unenforceable in a manner consistent with the intent of the Parties so as render such provision fully enforceable to the extent permitted by law.

B.           Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, with all counterparts constituting one and the same original. Signatures may be transmitted or delivered by electronic means, including facsimile and digital image (e.g.,.PDF, ..JPG) and such electronic version shall constitute an original for all purposes.

C.           No Assignment. This Agreement may not be assigned by either Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, this Agreement shall be binding upon the heirs, successors, and permitted assigns of the Parties hereto.

D.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Washington without regard to the principles of conflicts of laws thereof. Any judicial proceeding brought to enforce this Agreement, or any matter related thereto, shall be brought in the appropriate court for King County, State of Washington or the appropriate United States District Court for the Western District of Washington. By execution of this Agreement, each Party accepts and agrees to the exclusive jurisdiction and venue of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject to a Party’s appeal rights.

E.            Injunctive Relief. A breach of certain promises or agreements contained in this Agreement may result in irreparable and continuing damage to the non-breaching Party for which there may be no adequate remedy at law, and the non-breaching Party is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate. For purposes of this Section VIII.E., if a non-breaching Party seeks injunctive relief, the breaching Party shall waive any requirement of a bond or other security and shall be liable for reasonable attorney fees and costs incurred in enforcing the terms of this Agreement.

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F.           Survival. The following provisions shall survive termination of this Agreement: Sections V, Section VI.C, Section VII.F through I, and Section VIII.

G.           Waiver. No waiver by a Party to this Agreement of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a Party to this Agreement of any right under this Agreement shall be construed as a waiver of any other right. Neither Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

H.           Entire Agreement. This Agreement and the exhibits attached hereto, constitute the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersede and merge all prior discussions between the Parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged.

I.             Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or Delivered by hand to the Party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed postage prepaid to the address provided below or updated by delivery of written notice in accordance with the provisions of this Section VIII.I. If delivered by hand, any such notice will be considered to have been given when received by the Party to whom notice is given.

ATOSSA	DISTRIBUTOR

Atossa Genetics inc.	Millennium Medical Devices LLC
1616 Eastlake Ave., East, No. 510	400 Garden City Plaza, Suite 440
Seattle, Washington 98102	Garden City, New York 11530
Attention: President	Attention: Chris Amandola
Tel.: (800) 351-3902	Tel: (516) 628-5500
Fax: (206) 430-1 288	Fax: (516) 628-5400

With a copy to:

Finkelstein & Feil, PC
666 Old Country Road. Suite 210
Garden City, NY 11530
Attention: Michael Finkelstein, Esq. Tel: (516) 280-3660
Fax: (516) 280-3661
Email: msf@finkelsteinfeil.com

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the date first set forth above.

Atossa Genetics Inc.		Millennium medical devices llc

By:	/s/ Kyle Guse	By:	/s/ Chris Amandola	President
	Kyle Guse		Chris Amandola
	Chief Financial Officer and General Counsel		President

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EXHIBIT A

DISTRIBUTOR SERVICES

Distributor shall assist Atossa to distribute, promote and market the ForeCYTE Products, by providing distribution, promotional and marketing services, including without limitation, the services more fully described below (the "Services") through qualified employees and independent representatives and other personnel engaged and/or employed by Distributor ("Distributor Representatives") in accordance with the Agreement to which this Exhibit A forms a part:

1.	Distribution, Marketing and Promotion of ForeCYTE Products. Subject to item 2 below, Atossa has engaged Distributor to use its best commercial efforts to distribute market and promote Atossa's ForeCYTE Products the Distributor Customers in the Territory. Distributor shall promptly sell the Atossa ForeCYTE Products to Distributor Customers so that all of Distributor’s inventory of ForeCYTE Products shall be sold prior to each date that Distributor is required to place a minimum purchase order. Distributor shall use best commercial efforts to ensure that Distributor Customers do not maintain more than 60 days inventory of Collection Kits, for example, by re-allocating such inventory to other Distributor Customers.

2.	State Law Restrictions. To the extent prohibited by applicable state law, neither Distributor nor its Distributor Representatives shall solicit, arrange for or recommend any existing or potential Distributor Customers to order any ForeCYTE Test. Any solicitation of or marketing to Distributor Customers for the ForeCYTE Test within such states shall be conducted exclusively by Atossa and its employees.

3.	Customer Liaison Services. Distributor shall provide customer service liaison support to Distributor Customers regarding issues such as specimen collection, operation of the Pump, complaints, missed tests, technical problems with laboratory testing procedures, specimen requirements and labeling, specimen transport and tracking and use of the Collection Kits. Distributor shall ensure the ongoing in-person and phone customer service required to maintain Distributor Customers. Distributor shall report to Atossa any customer service problems upon occurrence and shall provide Atossa on a quarterly basis a Customer Service and Quality improvement Summary Report. Distributor shall maximize sales of the ForeCYTE Products by soliciting and assisting Distributor Customers with the completion of new provider forms to be sent to the Lab.

4.	Monitoring of Atossa Services. ln coordination with Atossa and its Quality Improvement Manager, Distributor shall monitor quality of the ForeCYTE Products and ForeCYTE Tests and use reasonable efforts to ensure that Atossa is providing timely and high quality services, including turnaround, corrected reports and resolution of problem samples. Distributor shall provide Atossa on a quarterly basis a Customer Service and Quality Improvement Summary Report.

5.	Authorized Materials. Distributor shall use only materials supplied by or approved by Atossa, including without limitation new provider forms, test requisitions and order forms and sales and marketing materials. Distributor is not authorized to extend any representation, warranty, guaranty, obligation or responsibility (express or implied) with respect to the ForeCYTE Products and ForeCYTE Tests without express written authorization from Atossa. Atossa will provide one copy of literature, physician new provider forms, sales and marketing materials, etc. so that they can be duplicated without alteration by Distributor at Distributor's sole cost and expense.

6.	No Impermissible Services. In no case shall Distributor or its Distributor Representative s perform any tasks that are normally the responsibility of the Distributor Customer or its office staff, including without Limitation, performing nursing function s, or performing clerical services for the Distributor Customer. Upon request by Atossa, Distributor shall provide to Atossa a signed certification from each Distributor Representative assigned to perform Services hereunder that the Distributor Representative shall comply fully with the Agreement and this Exhibit.

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7.	Compliance Program. Distributor shall be expected to participate in and assure that Distributor Representatives comply in all material respects with Atossa’s Compliance Program. Distributor shall also review Atossa 's Compliance Program and, on a regular and continuous basis, provide consultation to Atossa on possible enhancements to Atossa's Compliance Program. As an adjunct to the Atossa's Compliance Program, Distributor will also provide consultation on the implementation of mechanisms to ensure the medical necessity and appropriateness of all testing, including without limitation Distributor Customer in-service and education. Distributor’s obligations hereunder are defined in greater detail in Exhibit C below.

8.	New Provider Forms. Prior to each date that Distributor must place a minimum order of ForeCYTE Products, Distributor shall ensure that new provider forms have been completed and submitted to the Lab for all Distributor Customers who have purchased ForeCYTE Products.

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EXHIBIT B

COMPLIANCE OBLIGATIONS OF DISTRIBUTOR

1.	Compliance Plan. Distributor shall maintain continuously in place throughout the term of this Agreement an effective Compliance Plan that includes at a minimum the seven (7) elements referred to in the OJG Compliance Program Guidance for Clinical Laboratories (published 08-24-1998). At least once per year, the Distributor 's compliance plan will be reviewed as a whole by Distributor's legal counsel and by key executives to assure that the plan is appropriate for the Services performed for Atossa hereunder and to update the plan to take into account changes in the regulatory environment.

2.	Compliance Meetings. Distributor shall appoint a compliance committee which shall hold and document regulatory meetings and which shall report to the Distributors Board of Directors and which shall be accessible to all employees of Distributor.

3.	Chief Compliance Officer. Distributor shall designate a Chief Compliance Officer who shall make it a key point of his or her efforts to assure that such persons continue to gain additional knowledge on compliance- related issues. Distributor' s Chief Compliance Officer shall timely inform Atossa 's Compliance Officer of any compliance-related issues (within not later than 5 business days following the initial discovery of issues that may raise a compliance concern, with periodic updates as required by Atossa until the issue is resolved).

4.	HIPAA Privacy Standards. In accordance with HIPAA, Distributor will adopt and maintain HIPAA compliance plan, as well as HIPAA-compliant privacy standards. Distributor will appoint a privacy official.

5.	Background Checks on Employees and Distributors. Distributor will ensure that none of its employees, owners or contractors have been excluded or debarred from Medicare or Medicaid or any other federal program.

6.	No Kickbacks. Distributor will maintain policies and procedures reasonably calculated to assure that all individuals providing services to Atossa and/or the Distributor ForeCYTE Customers under this Agreement are informed within the 30 days following the inception of this Agreement (or such person's date of hire if later, and then at least twice yearly thereafter, that:

a.	They are prohibited from engaging in any act or omission that constitutes or results in the overutilization of Atossa’s ForeCYTE Test.

b.	They are required to comply with applicable state and federal statutes, policies and regulations.

c.	They may not engage in any illegal activities related to the furnishing of the Atossa's ForeCYTE Test (such illegal activities include - but are not limited to- paying kickbacks, incentives and/or gratuities to Lab Customers or to individuals who might influence a customer’s decision to order lab testing from Atossa, or to provide such person with gifts, bribes, services, or any other form of compensation in exchange for -or to induce- referrals).

d.	They must act in accord with the guidance issued by the Inspector General of the Department of Health and Human Services (as updated from time to time).

e.	They may not have any direct contact with any patient who is receiving (or likely to receive) testing from Atossa.

f.	They may not be a health care professional or person in a similar position who might be capable of exerting undue influence on a customer or a customer's patients.

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EXHIBIT C

MINIMUM PURCHASES

Date	ForeCYTE Product	Quantity	Price* FOB Distributor

May 1, 2013	ForeCYTE Collection Kits (AG-FC5)	10,000	$21
May 1, 2013	MASCT pump (AG-MASCT)	40	FOC

Date	ForeCYTE Product	Quantity	Price* FOB Distributor

May 1, 2014	ForeCYTE Collection Kits (AG-FC5)	20,000	$21
May 1, 2014	MASCT pump (AG-MASCT)	80	FOC

Date	ForeCYTE Product	Quantity	Price* FOB Distributor

May 1, 2015	ForeCYTE Collection Kits (AG-FC5)	30,000	$21
May 1, 2015	MASCT pump (AG- MASCT)	120	FOC

* The prices equal approximately the cost to Atossa as of the date of this Agreement, plus $2 per Collection Kit. The prices will be adjusted from time to time so that the price of the Collection Kit is approximately equal to Atossa's then current cost plus $2 per Collection Kit.

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EXHIBIT D

COMPENSATION FOR DISTRIBUTOR SERVICES

A.       Compliance with Law

It is the intention of the Parties that the Monthly Service Fee set forth in this Exhibit D shall at all times be in compliance with all applicable laws, rules, regulations, policies and interpretations and shall not exceed the fair market value for the Services provided by Distributor hereunder, and is not determined in a manner that takes into account the volume or value of any referrals or business that otherwise may be generated by either Party for which payment may be made in whole or in part under public or private healthcare insurance program, including Medicare or Medicaid. ·

B.        Monthly Service Fee

Service Period	Fixed Service Fee
May 2013	$0
June 2013	$25,000
July 2013	$50,000
August 2013	$75,000
September 2013	$75,000
October 2013	$75,000
November 2013	$100,000
December 2013	$100,000
January 2014	$125,000
February 2014	$125,000
March 2014	$125,000
April 2014	$125,000

Service Period	Fixed Service Fee
May 2014	$125,000
June 2014	$125,000
July 2014	$125,000
AuGust 2014	$125,000
September 2014	$175,000
October 2014	$175,000
November 2014	$175,000
December 2014	$175,000
January 2015	$200,000
February 2015	$200,000
March 2015	$200,000
April 2015	$200,000

Service Period	Fixed Service Fee
May 2015	$200,000
June 2015	$200,000
July 2015	$200,000
August 2015	$200,000
September 2015	$250,000
October 2015	$250,000
November 2015	$250,000
December 2015	$250,000
January 2016	$300,000
February 2016	$300,000
March 2016	$300,000
April 2016	$300,000

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EXHIBIT E

PERFORMANCE CERTIFICATE

The undersigned duly appointed and acting President of the Distributor hereby certifies, based on reasonable inquiry and investigation, that the following is true and correct as of                           , 201   .

Performance Criteria	Results for Month of 2013
l. Number of Collection Kits held in inventory at month end
2. Number of Collection Kits held by health care providers at month end
3. Number of Pumps held in inventory at month end
4. Number of Pumps held by health care providers at month end
5. Number of Physicians trained on ForeCYTE during month
6.Number of Physicians who have completed ForeCYTE —New Provider Fonns during month
6.a. Of the New Provider Forms, how many AG-MASCT5 kits have been placed within these providers
7. Number of sales associates actively promoting ForeCYTE

8. Number of new sales representatives trained on the ForeCYTE Products during month

Dated: 201

By:
Chris Amandola
President

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EXHIBIT F

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement ("BA Agreement") dated             ,          (the "Effective Date"), is entered into by and between Atossa ("Atossa"), and                               ("Distributor"), each a "Party" and collectively, the "Parties."

WHEREAS, Atossa and Distributor have entered into, or are entering into, or may subsequently enter into, agreements or other documented arrangements (collectively, the "Business Arrangements") pursuant to which Distributor may provide products and/or services for Atossa that require Distributor to access, create and use health information that is protected by state and/or federal law; and

WHEREAS, pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the U.S. Department of Health & Human Services ("HHS") promulgated the Standards for Privacy of Individually Identifiable Health Information (the "Privacy Standards"), at 45 C.F.R. Parts 160 and 164, requiring certain individuals and entities subject to the Privacy Standards (each a "Covered Entity'', or collectively, "Covered Entities") to protect the privacy of certain individually identifiable health information ("Protected Health Information", or "PHI"); and

WHEREAS, pursuant to HIPAA, HHS has issued the Security Standards (the "Security Standards"), at 45 C.F.R. Parts 160, 162 and 164, for the protection of electronic protected health information ("EPHI"); and

WHEREAS, in order to protect the privacy and security of PHI, including EPHI, created or maintained by or on behalf of Atossa, the Privacy Standards and Security Standards require Atossa to enter into a "Business Associate Agreement" with certain individuals and entities providing services for or on behalf of Atossa if such services require the use or disclosure of PHJ or EPHI; and

WHEREAS, on February 17, 2009, the federal Health Information Technology for Economic and Clinical Health Act (the "HITECH Act"), was signed into law and the HITECH Act imposes certain privacy and security obligations on Atossa in addition to the obligation s created by the Privacy Standards and Security Standards; and

WHEREAS, the HITECH Act revises many of the requirements of the Privacy Standards and Security Standards concerning the confidentiality of PHI and EPHI, including extending certain HlPAA and HITECH Act requirement s directly to business associates; and

WHEREAS, the HITECH Act requires that certain of its provisions be included in business associate agreements, and that certain requirement s of the Privacy Standards be imposed contractually upon Atossa as well as business associates; and

WHEREAS, Distributor and Atossa desire to enter into this Business Associate Agreement;

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and the Business Arrangements, and other good and valuable consideration, the sufficiency and receipt of which are hereby severally acknowledged, the Parties agree as follows:

1.       Distributor Obligations. Distributor may receive from Atossa, or create or receive on behalf of Atossa, health information that is protected under applicable state and/or federal law, including without limitation, PHl and EPHI. All capitalized terms not otherwise defined in this Agreement shall have the meaning s set forth in the Privacy Standards, Security Standards or the HlTECH Act, as applicable (collectively referred to hereinafter as the "Confidentiality Requirements"). All references to PHI herein shall be construed to include EPHI. Distributor agrees not to use or disclose (or permit the use or disclosure of) PHI in a manner that would violate the Confidentiality Requirements if the PHI were used or disclosed by Atossa in the same manner.

2.        Use of PHI. Except as otherwise required by law, Distributor shall use PHI in compliance with 45 C.F.R. § 164.504(e). Furthermore, Distributor shall use PHI (i) solely for Atossa's benefit and only for the purpose of performing Services for Atossa as such services are defined in Business Arrangements, and (ii) as necessary for the proper management and administration of the Distributor or to carry out its legal responsibilities, provided that such uses are permitted under federal and state Jaw. Atossa shall retain all rights in the PHI not granted herein. Use, creation and disclosure of de-identified health information by Distributor are not permitted unless expressly authorized in writing by Atossa.

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3.       Disclosure of PHI. Subject to any limitations in this BA Agreement, Distributor may disclose PHI. to any third party persons or entities as necessary to perform its obligations under the Business Arrangement and as permitted or required by applicable federal or state law. Further, Distributor may disclose PHI for the proper management and administration of the Distributor, provided that (i) such disclosures are required by law, or (ii) Distributor: (a) obtains reasonable assurances from any third party to whom the information is disclosed that it will be held confidential and further used and disclosed only as required by law or for the purpose for which it was disclosed to the third party; (b) requires the third party to agree to immediately notify Distributor of any instances of which it is aware that PHI is being used or disclosed for a purpose that is not otherwise provided for in this Agreement or for a purpose not expressly permitted by the Confidentiality Requirements. Additionally, Distributor shall ensure that all disclosures of PHI by Distributor and the third party comply with the principle of "minimum necessary use and disclosure," i.e., only the minimum PH1 that is necessary to accomplish the intended purpose may be disclosed: provided further, Distributor shall comply with Section l 3405(b) of the HITECH Act, and any regulation s or guidance issued by HHS concerning such provision, regarding the minimum necessary standard and the use and disclosure (if applicable) of Limited Data Sets. If Distributor discloses PHI received from Atossa, or created or received by Distributor on behalf of Atossa, to agents, including a sub distributor (collectively, "Recipients"), Distributor shall require Recipients to agree in writing to the same restrictions and conditions that apply to the Distributor under this Agreement. Distributor shall report to Atossa any use or disclosure of PH1 not permitted by this Agreement, of which it becomes aware, such report to be made within two (2) business days of the Distributor becoming aware of such use or disclosure. In addition to Distributor's obligations under Section 9, Distributor agrees to mitigate, to the extent practical and unless otherwise requested by Atossa in writing, any harmful effect that is known to Distributor and is the result of a use or disclosure of PHI by Distributor or Recipients in violation of this Agreement.

4.        Accounting of Disclosures. Distributor shall make available to Atossa in response to a request from an individual, information required for an accounting of disclosures of PHI with respect to the individual in accordance with 45 CFR § 164.528, as amended by Section 13405(c) of the HITECH Act and any related regulations or guidance issued by HHS in accordance with such provision. Distributor shall provide to Atossa such information necessary to provide an accounting within thirty (30) days of Atossa's request or such shorter time as may be required by state or federal law. Such accounting must be provided without cost to the individual or to Atossa if it is the first accounting requested by an individual within any twelve (12) month period. For subsequent accountings within a twelve (12) month period, Distributor may charge a reasonable fee based upon the Business's labor costs in responding to a request for electronic information (or a cost-based fee for the production of non-electron ic media copies) so long as Distributor informs Atossa and Atossa informs the individual in advance of the fee, and the individual is afforded an opportunity to withdraw or modify the request. Such accounting obligations shall survive termination of this Agreement and shall continue as long as Distributor maintains PHJ.

5.        Withdrawal of Authorization. If the use or disclosure of PHI in this Agreement is based upon an individual 's specific authorization for the use of his or her PHI, and (i) the individual revokes such authorization in writing, (ii) the effective date of such authorization has expired, or (iii) the consent or authorization is found to be defective in any manner that renders it invalid, Distributor agrees, if it has notice of such revocation or invalidity, to cease the use and disclosure of any such individual’s PHI except to the extent it has relied on such use or disclosure, or where an exception under the Confidentiality Requirements expressly applies.

6.        Records and Audit. Distributor shall make available to the United States Department of Health and Human Services or its agents, its internal practices, books, and records relating to the use and disclosure of PHI received from, created, or received by Distributor on behalf of Atossa for the purpose of determining Atossa’s compliance with the Confidentiality Requirements or any other health oversight agency, in a time and manner designated by the Secretary. Except to the extent prohibited by law, Distributor agrees to notify Atossa immediate ly upon receipt by Distributor of any and all requests by or on behalf of any and all federal, state and local government authorities served upon Distributor for PHI.

7.        Implementation of Security Standards; Notice of Security Incidents. Distributor will use appropriate safeguards to prevent the use or disclosure of PHJ other than as expressly permitted under this Agreement. Distributor will implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the PHl that it creates, receives, maintains or transmits on behalf of Atossa. Distributor acknowledges that the HITECH Act requires Distributor to comply with 45 C.F.R. §§ 164.308, 164.310, 164.312 and 164.3l 6 as if Distributor were a Covered Entity, and Distributor agrees to comply with these provisions of the Security Standards and all additional security provisions of the HlTECH Act. Furthermore, to the extent feasible, Distributor will use Commercially reasonable efforts to ensure that the technology safeguards used by Distributor to secure PHI will render such PHl unusable, unreadable and indecipherable to individuals unauthorized to acquire or otherwise have access to such PHI in accordance with 1-lliS Guidance published at 74 Federal Register 19006 (April 17, 2009), or such later regulation s or guidance promulgated by HHS including the National Institute for Standards and Technology (''NTST'') standard s adopted by HHS concerning the protection of identifiable data such as PHI. Lastly, Distributor will promptly report to Atossa any Successful Security incident of which it becomes aware. At the request of Atossa, Distributor shall identify: the date of the Security Incident, the scope of the Security Incident, the Distributor’s response to the Security Incident and the identification of the party responsible for causing the Security Incident, if known.

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8.           Data Breach Notification and Mitigation.

8.1         HIPAA Data Breach Notification and Mitigation. Distributor agrees to implement reasonable systems for the discovery and prompt reporting of any "breach " of "unsecured PH1" as those term s are defined by 45 C.F.R. § J 64.402 (hereinafter a "HIPAA Breach "). The Parties acknowledge and agree that 45 C.F.R. § 164.404, as described below in this Section, governs the determination of the date of a HIPAA Breach. In the event of any conflict between this Section and the Confidentiality Requirements, the more stringent requirements shall govern. Distributor will, following the discovery of a HIPAA Breach, notify Atossa immediately within fifteen (15) Distributor discovers such HIPAA Breach, unless Distributor is prevented from doing so by 45 C.F.R. § 164.412 concerning law enforcement investigations. For purposes of reporting a HIPAA Breach to Atossa, the discovery of a HIPAA Breach shall occur as of the first day on which such HIPAA Breach is known to the Distributor or, by exercising reasonable diligence, would have been known to the Distributor. Distributor will be considered to have had knowledge of a HIPAA Breach if the HIPAA Breach is known, or by exercising reasonable diligence would have been known, to any person (other than the person committing the HIPAA Breach) who is an employee, officer or other agent of the Distributor. No later than three (3) business days following a HIPAA Breach, Distributor shall provide Atossa with sufficient information to permit Atossa to comply with the HlPAA Breach notification requirements set forth at 45 C.F.R. § 164.400 et seq. Specifically, if the following information is known to (or can be reasonably obtained by) the Distributor, Distributor will provide Atossa with: (i) contact information for individuals who were or who may have been impacted by the 1-0PAA Breach (e.g., first and last name, mailing address, street address, phone number, email address); (ii) a brief description of the circumstances of the HIPAA Breach, including the date of the HIPAA Breach and date of discovery: (iii) a description of the types of unsecured PHl involved in the HIPAA Breach (e.g., names, social security number, date of birth, addresses, account numbers of any type, disability codes, diagnostic and/or billing codes and similar information); (iv) a brief description of what the Distributor has done or is doing to investigate the HIPAA Breach, mitigate harm to the individual impacted by the HJPAA Breach, and protect against future HIPAA Breaches; and (v) appoint a liaison and provide contact information for same so that Atossa may ask questions or learn additional information concerning the HIPAA Breach. Following a HIPAA Breach, Distributor will have a continuing duty to inform Atossa of new information learned by Distributor regarding the HIPAA Breach, including but not limited to the information described in items (i) through (v), above.

8.2         Data Breach Notification and Mitigation under Other Laws.  In addition to the requirements of the foregoing Section, Distributor agrees that in the event any individually Identifiable Information is lost, stolen, used or disclosed in violation of one or more State data breach notification laws, Distributor shall promptly: (i) cooperate and assist Atossa with any investigation into any State Breach or alleged State Breach: (ii) cooperate and assist Atossa with any investigation into any State Breach or alleged State Breach conducted by any State Attorney General or State Consumer Affairs Department (or their respective agents); (iii) comply with Atossa 's determinations regarding Atossa's and Distributor 's obligations to mitigate to the extent practicable any potential harm to the individuals impacted by the State Breach: and (iv) assist with the implementation of any decision by Atossa or any State agency, including any State Attorney General or State Consumer Affairs Department (or their respective agents), to notify individuals impacted or potentially impacted by a State Breach.

9.          Term and Termination.

9.1        This BA Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with the terms of this Section, provided, however, that termination shall not affect the respective obligations or rights of the Parties arising under the Business Arrangements prior to the effective date of termination, all of which shall continue in accordance with their terms.

9.2         Atossa shall have the right to terminate this BA Agreement if the Distributor fails to observe or perform any material covenant or obligation contained in this BA Agreement for ten (10) days after written notice thereof has been given to the Distributor.

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9.3         Termination of this BA Agreement pursuant to Section 9.2 above shall be cause for Atossa to immediately terminate for cause any Business Arrangement pursuant to which Distributor is entitled to receive PHI from Atossa.

9.4         Upon termination of this BA Agreement for any reason, Distributor agrees either to return to Atossa or to destroy all PHI received from Atossa or otherwise through the performance of services for Atossa, that is in the possession or control of Distributor or its agents. In the case of PHI which is not feasible to "return or destroy," Distributor shall extend the protections of this BA Agreement to such PHI and limit further uses and disclosures of such PHl to those purposes that make the return or destruction infeasible, for so long as Distributor maintains such PHI. Distributor further agrees to comply with other applicable state or federal law, which may require a specific period of retention, redaction, or other treatment of such PHI.

10.         No Warranty. PHI JS PROVIDED TO Distributor SOLELY ON AN "AS IS" BASIS. COMPANY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, AND FlTNESS FOR A PARTICULAR PURPOSE.

11.         Miscellaneous.

11.1         Notice. All notices, requests, demands and other communications required or permitted to be given or made under this BA Agreement shall be in writing, shall be effective upon receipt or attempted delivery, and shall be sent by (i) Personal delivery; (ii) certified or registered United States mail, return receipt requested; or (iii) overnight delivery service with proof of delivery. Neither Party shall refuse delivery of any notice hereunder.

To Atossa:

Atossa Genetics,

Inc., 1616 Eastlake

Ave E

Seattle, WA 98102

Attn: President

To Distributor:

Millennium Medical Devices

LLC 400 Garden City Plaza

Suite 440

Garden City, NY 11530

11.2         Waiver. No provision of this BA Agreement or any breach thereof shall be deemed waived unless such waiver is in writing and signed by the Party claimed to have waived such provision or breach. No waiver of a breach shall constitute a waiver of or excuse any different or subsequent breach.

11.3         Severability. Any provision of this BA Agreement that is determined to be invalid or unenforceable will be ineffective to the extent of such determination without invalidating the remaining provisions of this BA Agreement or affecting the validity or enforceability of such remaining provisions.

11.4         Entire Agreement. This BA Agreement constitutes the complete agreement between Distributor and Atossa relating to the matters specified in this Agreement, and supersedes all prior representations or agreements, whether oral or written, with respect to such matters. In the event of any conflict between the terms of this BA Agreement and the terms of the Business Arrangements or any such later agreement(s), the terms of this BA Agreement shall control unless the terms of such Business Arrangements are more strict with respect to PHJ and comply with the Confidentiality Requirements, or the Parties specifically otherwise agree in writing. No oral modification or waiver of any of the provisions of this BA Agreement shall be binding on either Party; provided, however, that upon the enactment of any law, regulation, court decision or relevant government publication and/or interpretive guidance or policy that Atossa believes in good faith will adversely impact the use or disclosure of PHI under this BA Agreement, Atossa may amend the BA Agreement to comply with such law, regulation, court decision, government publication, guidance, policy by delivering a Witten amendment to Distributor which shall be effective thirty (30) days after receipt. No obligation on either Party to enter into any transaction is to be implied from the execution or delivery of this BA Agreement. This BA Agreement is for the benefit of, and shall be binding upon the Parties, their affiliates and respective successors and assigns. No third party shall be considered a third party beneficiary under this BA Agreement, nor shall any third-party have any rights as a result of this BA Agreement.

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11.5         Governing Law. This BA Agreement shall be governed by and interpreted in accordance with the laws of the state of Washington, excluding its conflicts of law’s provisions. Jurisdiction and venue for any dispute relating to this BA Agreement shall exclusively rest with the state and federal courts in the county in which Atossa is located.

11.6         Equitable Relief. Distributor understands and acknowledges that any disclosure or misappropriation of any PHI in violation of this BA Agreement will cause Atossa irreparable harm, the amount of which may be difficult to ascertain, and therefore agrees that Atossa shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as Atossa shall deem appropriate. Such right of Atossa is to be in addition to the remedies otherwise available to Atossa at law or in equity. Distributor expressly waives the defense that a remedy in damages will be adequate and further waives any requirement in an action for specific performance or injunction for the posting of a bond by Atossa.

11.7         Nature of Agreement; Independent Distributor. Nothing in this BA Agreement shall be construed to create (i) a partnership, joint venture or other joint business relationship between the Parties or any of their affiliates, or (ii) a relationship of employer and employee between the Parties. Distributor is an independent Distributor, and not an agent of Atossa. This BA Agreement does not express or implies any commitment to purchase or sell goods or services.

11.8         Counterparts. This BA Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. In making proof of this BA Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the Party against whom enforcement of this Agreement is sought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

"Atossa"		"Distributor"

By:	/s/ Kyle Guse	By:	/s/ Chris Amandola	President
Printed Name:	Kyle Guse	Printed Name:	Chris Amandola
Title:	CFO	Title:	President

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